Exhibit 10.1

MARSH & McLENNAN COMPANIES, INC.

2011 INCENTIVE AND STOCK AWARD PLAN

TERMS AND CONDITIONS
OF
DEFERRED STOCK UNIT AWARDS
WITH
GRANT DATES FROM MARCH 1, 2017 THROUGH FEBRUARY 1, 2018

TABLE OF CONTENTS
PAGE

I. BACKGROUND	1
II. AWARDS	1
A. General	1
1. Award Acceptance	1
2. Rights of Award Holders	1
3. Restrictive Covenants Agreement	1
B. Stock Units	2
1. General	2
2. Vesting	2
3. Dividend Equivalents	2
4. Delivery	2
C. Satisfaction of Tax Obligations	3
1. Personal Tax Advisor	3
2. U.S. Employees	3
3. Non-U.S. Employees	3
a. Stock Units and Dividend Equivalents	3
b. Withholding	3
III. EMPLOYMENT EVENTS	4
A. Death	4
B. Permanent Disability	4
C. Termination by the Company Other Than for Cause	4
1. General	4
2. Important Notes	4
a. Sale of Business Unit	4
b. Constructive Discharge	4
D. All Other Terminations	4
E. Date of Termination of Employment	5
F. Conditions to Vesting of Award Prior to [a] [the] Scheduled Vesting Date	5
1. Restrictive Covenants Agreement	5
2. Waiver and Release and Restrictive Covenants Agreement	5
G. Determination of Pro-Rata Vesting upon Termination of Employment	6
H. Section 409A of the Code for Award Recipients Subject to U.S. Federal Income Tax	6
IV. CHANGE IN CONTROL PROVISIONS	7
V. DEFINITIONS	8
VI. ADDITIONAL PROVISIONS	9
A. Additional Provisions - General	9
1. Administrative Rules	9
2. Amendment	9
3. Limitations	10

4. Cancellation or Clawback of Awards	10
5. Governing Law; Choice of Forum	10
6. Severability; Captions	11
7. Electronic Delivery and Acceptance	11
8. Waiver	11
B. Additional Provisions - Outside of the United States	11
1. Changes to Delivery	11
2. Amendment and Modification	11
VII. QUESTIONS AND ADDITIONAL INFORMATION	12

I.	BACKGROUND
An award (“Award”) has been granted to you under the Marsh & McLennan Companies, Inc. 2011 Incentive and Stock Award Plan (the “Plan”), subject to your acceptance as described in Section II.A.1. The Award type, the number of shares of Marsh & McLennan Companies, Inc. (“Marsh & McLennan Companies”) common stock covered by the Award, instructions on how to accept or decline the Award and the deadline for accepting the Award will be provided to you by Global & Executive Compensation and/or the stock plan service provider of the Company (as defined in Section V.B.). The Award is also subject to the terms and conditions set forth herein (the “Terms and Conditions”) and to additional terms and conditions as set forth in the country-specific notices (the “Country-Specific Notices”). The Prospectus dated [DATE] also describes important information about the Plan. The Terms and Conditions, the Country-Specific Notices, and the Plan will be referred to herein as the “Award Documentation”. As used herein, “Common Stock” means common stock of Marsh & McLennan Companies.
Capitalized terms in these Terms and Conditions are defined in Section V.

II.	AWARDS

A.	General.

1.
Award Acceptance. The grant of this Award is contingent upon your acceptance, by the date and in the manner specified by Global & Executive Compensation and/or the Company’s stock plan service provider, of these Terms and Conditions, the Country-Specific Notices and Restrictive Covenants Agreement as described in Section II.A.3. If you decline the Award or if you do not accept the Award and any applicable documents described in the preceding sentence by the deadline date and in the manner specified, then the Award will be cancelled as of the grant date of the Award.

2.
Rights of Award Holders. Unless and until the vesting conditions of the Award have been satisfied and cash or shares of Common Stock, as applicable, have been delivered to you in accordance with the Award Documentation, you have only the rights of a general unsecured creditor of Marsh & McLennan Companies. Unless and until shares of Common Stock have been delivered to you, you have none of the rights of ownership to such shares (e.g., units cannot be used as payment for stock option exercises; units may not be transferred or assigned; units have no voting rights).

3.
Restrictive Covenants Agreement. As described in Section II.A.1., a Restrictive Covenants Agreement (“Restrictive Covenants Agreement”) in a form determined by Marsh & McLennan Companies must be in place in order to accept the Award and you must execute or reaffirm, as determined by Marsh & McLennan Companies, in its sole discretion, the Restrictive Covenants Agreement in order for the Award to vest pursuant to certain employment events as described in Section III. Failure to timely execute the Restrictive Covenants Agreement by the date specified in the Grant Documentation or failure to timely execute or reaffirm and comply with the Restrictive Covenants Agreement as described in Section III.F.1. or 2., as applicable, will result in cancellation or forfeiture of any rights, title and interest in and to the Award, without any liability to the Company.

B.	Stock Units.

1.
General. A deferred stock unit (“Stock Unit”) represents an unfunded and unsecured promise to deliver (or cause to be delivered) to you, subject to the terms of the Award Documentation, one share of Common Stock after vesting.

2.
Vesting. Subject to your continued employment, [100% of the Stock Units will vest on the 15th of the month in which the [third] [fifth] anniversary of the grant date of the Award occurs] [33 1/3% of the Stock Units will vest on the 15th of the month in which each of the [first, second and third][third, fourth and fifth] anniversaries of the grant date of the Award occurs] [20% of the Stock Units will vest on the 15th of the month in which each of the first five anniversaries of the grant date of the Award occurs]. [Each][The] date on which a Stock Unit is scheduled to vest pursuant to this Section II.B.2. is [a][the] “Scheduled Vesting Date.” In the event of your termination of employment or the occurrence of your Permanent Disability (as defined in Section V.D.) prior to [a][the] Scheduled Vesting Date, your right to any Stock Units that are unvested immediately prior to your termination of employment or occurrence of your Permanent Disability, as applicable, will be determined in accordance with Section III. below. For the avoidance of doubt, the date of your termination of employment for purposes of determining vesting under this Section II.B.2. will be determined in accordance with Section III.E.

3.
Dividend Equivalents. For each outstanding Stock Unit covered by the Award, an amount equal to the dividend payment (if any) made in respect of one share of Common Stock (a “Dividend Equivalent”) will accrue in U.S. dollars on each dividend record date that occurs on or after the grant date of the Award while the Award is outstanding, with no interest paid on such amounts. Accrued Dividend Equivalents will vest when the Stock Units in respect of which such Dividend Equivalents were accrued vest. No further Dividend Equivalents will accrue on Stock Units that do not vest or are cancelled or forfeited. If a pro-rata amount of the outstanding unvested Stock Unit award is eligible to vest upon a termination of employment as described in Section III.C., the pro-rata calculation (as described in Section III.G.) will be applied to the Dividend Equivalents that have accrued on the Award as of the date of termination. Accrued Dividend Equivalents will not be paid, and no further Dividend Equivalents will accrue, on Stock Units that do not vest or are cancelled or forfeited as per a termination of employment event described in Section III.D.

4.	Delivery.

a.	Shares of Common Stock deliverable in respect of the Stock Units covered by the Award shall be delivered to you as soon as practicable after vesting, and in no event later than 60 days after vesting.

b.	The value of vested Dividend Equivalents will be delivered to you in cash as soon as practicable after vesting and in no event later than 60 days after vesting.

c.
The delivery of shares of Common Stock and/or cash or other property that may be deliverable under these Terms and Conditions, is conditioned on the satisfaction or withholding of any applicable tax obligations, as described in Section II.C.

d.
Any shares of Common Stock and/or cash or other property that may be deliverable following your death shall be delivered to the person or persons to whom your rights pass by will or the law of descent and distribution, and such delivery shall completely discharge Marsh & McLennan Companies and any of its subsidiaries’ or affiliates’ obligations under the Award.

e.
Notwithstanding the foregoing, additional delivery rules for certain Award recipients subject to U.S. federal income tax (whether or not the recipient is a U.S. citizen or employed in the U.S.) are reflected in Section III.H.

C.	Satisfaction of Tax Obligations.

1.
Personal Tax Advisor. Neither the Company nor any Company employee is authorized to provide personal tax advice to you. It is recommended that you consult with your personal tax advisor for more detailed information regarding the tax treatment of the Award, especially before making any decisions that rely on that tax treatment.

2.
U.S. Employees. Applicable employment taxes are required by law to be withheld when a Stock Unit or Dividend Equivalent vests. Applicable income taxes are required by law to be withheld when shares of Common Stock in respect of Stock Units or cash in respect of Dividend Equivalents are delivered to you. A sufficient number of whole shares of Common Stock, cash or other property, as applicable, will be retained by Marsh & McLennan Companies to satisfy the tax-withholding obligation.

3.	Non-U.S. Employees.

a.
Stock Units and Dividend Equivalents. In most countries, the value of a Stock Unit or Dividend Equivalent is generally not taxable on the grant date. If the value of the Stock Unit or Dividend Equivalent is not taxable on the grant date, it will, in most countries, be taxed at a later time, for example, upon delivery of a share of Common Stock in respect of the Stock Unit that vests, and/or the subsequent sale of the share of Common Stock received in connection with the vesting of the Stock Unit or upon delivery of cash in respect of a Dividend Equivalent.

b.
Withholding. Marsh & McLennan Companies and/or your employer shall have the power and the right to deduct and withhold from the Award and other compensation or to require you to remit to Marsh & McLennan Companies and/or to your employer, an amount sufficient to satisfy any taxes that Marsh & McLennan Companies expects to be payable under the laws of any country, state, province, city or other jurisdiction, including but not limited to income taxes, payroll taxes, fringe benefits, payment on account, capital gain taxes, transfer taxes, social security contributions, and National Insurance Contributions with respect to the Award, and any and all associated tax events derived therefrom. If applicable, Marsh & McLennan Companies and/or your employer may retain and sell a sufficient number of whole shares of Common Stock distributable in respect of the Award for this purpose.

III.	EMPLOYMENT EVENTS

A.
Death. In the event your employment is terminated because of your death, all of the unvested Stock Units that are outstanding as of the date of your death will fully vest and will be distributed as described in Section II.B.4.

B.
Permanent Disability. Upon the occurrence of your Permanent Disability, the unvested Stock Units will fully vest and will be distributed as described in Section II.B.4., provided that you satisfy the conditions to vesting described in Section III.F.1.

C.	Termination by the Company Other Than for Cause.

1.
General. Except as otherwise provided in Section IV., in the event the Company, in its sole discretion, determines that your employment is terminated by the Company other than for Cause (as defined in Section V.A.), the unvested Stock Units will vest at such termination of employment on a pro-rata basis as described in Section III.G. and will be distributed as described in Section II.B.4., provided that you satisfy the conditions to vesting described in Section III.F.2.

2.	Important Notes.

a.
Sale of Business Unit. For purposes of this Award, in the event of a sale or similar transaction involving the business unit for which you work (“Employing Company”) as a result of which the Employing Company ceases to be a subsidiary or affiliate of Marsh & McLennan Companies, your employment will be deemed terminated by the Company other than for Cause, even if your employment with the Employing Company continues after the sale or similar transaction.

b.
Constructive Discharge. The Award will not vest, whether on a pro-rata or full basis, upon a constructive discharge, including if any court or regulatory agency retroactively concludes or interprets events to have constituted a constructive discharge.

D.
All Other Terminations. For all other terminations of employment not described in Sections III.A. through C. or Section IV. (including, but not limited to, a termination by the Company for Cause or a resignation by you of your employment with the Company), any rights, title and interest in and to any remaining unvested portion of the Award shall be cancelled as of the date your employment is treated as having terminated as described in Section III.E.

E.	Date of Termination of Employment.

1.
If Section III.E.2. does not apply to you, then for purposes of determining vesting under Section II.B.2. and the number of unvested Stock Units that vest on a pro-rata basis as described in Section III.G., your employment will be treated as having terminated on your last day of employment with the Company.

2.
If you are a Guy Carpenter employee in the United States who is obligated to provide the Company at least 60 days advance written notice of your intention to terminate your employment for any reason, then, if your employment terminates pursuant to Section III.D., your employment will be treated as having terminated for purposes of determining vesting under Section II.B.2. on the date that is 60 days prior to your last day of employment with the Company. Notwithstanding the foregoing, if your employment is terminated after providing notice pursuant to the preceding sentence but prior to the intended termination date provided in such notice (i) by the Company other than for Cause or (ii) pursuant to a written agreement, the terms of which provide that your termination of employment has been by mutual agreement between you and the Company, then the Company may, in its sole discretion, determine that for purposes of determining vesting under Section II.B.2. your employment will be treated as having terminated on a date later than the date that is 60 days prior to your last day of employment with the Company, but in no event later than your last day of employment with the Company.

F.	Conditions to Vesting of Award Prior to [a][the] Scheduled Vesting Date.

1.
Restrictive Covenants Agreement. In the event of the occurrence of your Permanent Disability as described in Section III.B., you will be required to execute or reaffirm, as determined by Marsh & McLennan Companies in its sole discretion, and return to Marsh & McLennan Companies (or an agent appointed by Marsh & McLennan Companies) a Restrictive Covenants Agreement. Failure to (a) execute or reaffirm such an agreement by the date specified by the Company, which shall be in no event later than 60 days following the occurrence of your Permanent Disability as described in Section III.B., or (b) comply with the Restrictive Covenants Agreement, will result in the cancellation or forfeiture of any rights, title and interest in and to the Award without any liability to the Company.

2.
Waiver and Release and Restrictive Covenants Agreement. In the event of your termination of employment by the Company other than for Cause as described in Section III.C., you will be required to (i) execute or reaffirm, as determined by Marsh & McLennan Companies in its sole discretion, and return to Marsh & McLennan Companies (or an agent appointed by Marsh & McLennan Companies) a Restrictive Covenants Agreement and (ii) execute and not revoke a waiver and release agreement, if provided to you by the Company at the time of your termination of employment. Failure to meet these requirements by the date specified by the Company, which shall be in no event later than 60 days following your termination of employment, or failure to comply with the waiver and release agreement or the Restrictive Covenants Agreement, as applicable, will result in the cancellation or forfeiture of any rights, title and interest in and to the Award without any liability to the Company.

G.	Determination of Pro-Rata Vesting upon Termination of Employment.
The number of Stock Units and accrued Dividend Equivalents that vest on a pro-rata basis upon your termination of employment will be determined using the following formula:
where

A	= the number of Stock Units/accrued Dividend Equivalents covered by the Award;

B	= the number of days in the period beginning on the grant date of the Award and ending on the date of your termination of employment, as determined in accordance with Section III.E.1.;

C	= the number of days in the period beginning on the grant date of the Award and ending on the [last] Scheduled Vesting Date; and

D	= the number of Stock Units/accrued Dividend Equivalents that have previously vested.

H.	Section 409A of the Code for Award Recipients Subject to U.S. Federal Income Tax (whether or not the recipient is a U.S. citizen or employed in the U.S.).

1.
For Award recipients subject to U.S. federal income tax, notwithstanding any other provision herein, the Award may be subject to additional restrictions to ensure compliance with (or continued exemption from) the requirements of Section 409A of the Code (as defined in Section V.E.). The Compensation Committee of the Board of Directors of Marsh & McLennan Companies (the “Committee”) intends to administer the Award in accordance with Section 409A of the Code and reserves the right to make changes in the terms or operations of the Award (including changes that may have retroactive effect) deemed necessary or desirable to comply with Section 409A of the Code. This means, for example, that the timing of distributions may be different from those described in the Award Documentation that do not reflect Section 409A of the Code. If the Award is not in compliance with Section 409A of the Code, you may be subject to immediate taxation of all unpaid awards under the Plan that are subject to Section 409A of the Code at your regular federal income tax rate, plus a 20% additional tax, plus interest at the underpayment rate plus 1%, as well as any state and local taxes, penalties, additional taxes and interest, if applicable, imposed under any state tax law similar to Section 409A of the Code.

2.
Notwithstanding any other provision herein, if any portion of the Award is determined to be nonqualified deferred compensation subject to Section 409A of the Code, any references to “termination of employment,” or “when you are no longer employed” in these Terms and Conditions shall have the following meaning:

Your “termination of employment” (or similar terms) shall occur when you have incurred a “separation from service” within the meaning of Section 409A of the Code and as further defined herein. Specifically, you will have incurred a “separation from service” when the level of services you provide to the Company in any capacity, including as an employee, director, independent contractor or consultant, does not exceed 20% of the average level of services that you provided to the Company in the preceding 36 months (or shorter period of service if, for example, your total service with the Company is less than 36 months), all as determined in accordance with Section 409A of the Code. In determining whether a “separation from service” has occurred, any period of up to six months during which you are on a bona fide leave of absence or up to 29 months during which you are absent from work due to a disability for which you are receiving Marsh & McLennan Companies long-term disability benefits will be ignored.

3.
Notwithstanding any other provision herein, if at the time of your termination of employment you are a “specified employee” (as defined in Section 409A of the Code) no portion of the Award that is determined to be nonqualified deferred compensation subject to Section 409A of the Code can be distributed prior to the first day of the seventh month after your termination of employment and any such distributions to which you would otherwise be entitled during the first six months following your termination of employment will be accumulated and paid without interest on the first day of the seventh month after your termination of employment. The provisions of this subparagraph will only apply if and to the extent required to avoid any “additional tax” under Section 409A of the Code.

4.
Nothing in this Section III.H. is intended to nor does it guarantee that the Award will not be subject to “additional tax” or other adverse tax consequences under Section 409A of the Code or any similar state tax law.

IV.	CHANGE IN CONTROL PROVISIONS

A.
Upon the occurrence of a “Change in Control”, as defined in the Plan, the Award will continue to vest in accordance with the vesting schedule specified in Section II.B.2. and subject to earlier vesting or forfeiture pursuant to Section III., provided that the Award will become fully vested at your termination of employment by the Company other than for Cause, or by you for Good Reason (as defined in Section V.C.), during the 24-month period following such Change in Control and will be distributed as described in Section II.B.4., provided that you satisfy the conditions to vesting described in Section IV.B. Notwithstanding the foregoing, if the Award is not assumed, converted or replaced in connection with a Change in Control on an equivalent basis, the Award will fully vest immediately prior to the Change in Control and will be distributed as described in Section II.B.4.

B.
As a condition to vesting of any unvested portion of the Award, in the event of your termination of employment by the Company other than for Cause or by you for Good Reason during the 24-month period following such Change in Control, you will be required to execute and not revoke a waiver and release agreement, if provided by the Company at the time of your termination of employment. Failure to meet these requirements by the date specified by the Company, which shall be in no event later than 60 days following your termination of employment, or failure to comply with the waiver and release agreement, if applicable, will result in the cancellation or forfeiture of any rights, title and interest in and to the Award.

V.	DEFINITIONS
As used in these Terms and Conditions:

A.	“Cause” shall mean:

1.	willful failure to substantially perform the duties consistent with your position which is not remedied within 30 days after receipt of written notice from the Company specifying such failure;

2.	willful violation of any written Company policies including, but not limited to, The Marsh & McLennan Companies Code of Conduct, The Greater Good;

3.
commission at any time of any act or omission that results in a conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude;

4.	unlawful use (including being under the influence) or possession of illegal drugs;

5.	any gross negligence or willful misconduct resulting in a material loss to the Company, or material damage to the reputation of the Company; or

6.
any violation of any statutory or common law duty of loyalty to the Company, including the commission at any time of any act of fraud, embezzlement, or material breach of fiduciary duty against the Company.

B.	“Company” shall mean Marsh & McLennan Companies or any of its subsidiaries or affiliates.

C.	“Good Reason” shall mean any one of the following events without your written consent:

1.	material reduction in your base salary;

2.	material reduction in your annual incentive opportunity (including a material adverse change in the method of calculating your annual incentive);

3.	material diminution of your duties, responsibilities or authority; or

4.	relocation of more than 50 miles from your principal place of employment immediately prior to the Change in Control;
provided that you provide Marsh & McLennan Companies with written notice of your intent to terminate your employment for Good Reason within 60 days of your becoming aware of any circumstances set forth above (with such notice indicating the specific termination provision above on which you are relying and describing in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the indicated provision) and that you provide Marsh & McLennan Companies with at least 30 days following receipt of such notice to remedy such circumstances.

D.
“Permanent Disability” will be deemed to occur when it is determined (by Marsh & McLennan Companies’ disability carrier for the primary long-term disability plan or program applicable to you because of your employment with the Company) that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

E.	“Section 409A of the Code” shall mean Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder (regarding nonqualified deferred compensation).

F.	Additional Definitions.
The terms below are defined on the following pages:
Award    1
Award Documentation    1
Change in Control    7
Committee    6
Common Stock    1
Country-Specific Notices    1
Dividend Equivalent    2
Employing Company    4
Marsh & McLennan Companies    1
Plan    1
Restrictive Covenants Agreement    1
Scheduled Vesting Date    2
Stock Unit    2
Terms and Conditions    1

VI.	ADDITIONAL PROVISIONS

A.	Additional Provisions—General

1.
Administrative Rules. The Award shall be subject to such additional administrative regulations as the Committee may, from time to time, adopt. All decisions of the Committee upon any questions arising under the Award Documentation and Grant Documentation shall be conclusive and binding. The Committee may delegate to any other individual or entity the authority to perform any or all of the functions of the Committee under the Award, and references to the Committee shall be deemed to include any such delegate.

2.
Amendment. The Committee may, in its sole discretion, amend the terms of the Award, including, without limitation, to impose additional requirements on the Award and on any shares of Common Stock with respect to the Award; provided, however, that if the Committee concludes, in its sole discretion, that such amendment is likely to materially impair your rights with respect to the Award, such amendment shall not be implemented with respect to the Award without your consent, except to the extent that any such action is made to cause the Award to comply with applicable law, currency controls, stock market or exchange rules and regulations, or accounting or tax rules and regulations, or is otherwise made in accordance with Section VI.A.4.

3.
Limitations. Payment of the Award is not secured by trust, insurance contract or other funding medium, and you do not have any interest in any fund or specific asset of Marsh & McLennan Companies by reason of the Award. Your right to payment of the Award is the same as the right of an unsecured general creditor of Marsh & McLennan Companies.

4.	Cancellation or Clawback of Awards.

a.
Marsh & McLennan Companies may, to the extent permitted or required by any applicable law, stock exchange rules, currency controls, or any applicable Company policy or arrangement in effect prior to the vesting of any unvested portion of the Award, or as specified in the Award Documentation or Grant Documentation, cancel, reduce or require reimbursement of the Award.

b.
If (i) Section III.E.2. is applicable to you, (ii) you terminate your employment with the Company under Section III.D. and such termination of employment occurs within 60 days following [a][the] Scheduled Vesting Date, (iii) you receive delivery of the portion of the Award that was thought to have vested on [such][the] Scheduled Vesting Date pursuant to Section II.B.4. and (iv) the date of your termination of employment as determined pursuant to Section III.E.2. is before the Scheduled Vesting Date, then you will be required to reimburse the Company for the portion of the Award you received following [such][the] Scheduled Vesting Date.

c.
If you fail to repay any amount due pursuant to this Section VI.A.4., the Company may bring an action in court to recover the amount due. You acknowledge that, by accepting the Award, you agree to pay all costs, expenses and attorney’s fees incurred by the Company in any proceeding for the collection of amounts due pursuant to this Section VI.A.4., provided that the Company prevails in whole or in part in any such proceeding. The Company may also, to the extent permitted by applicable law, reduce any amounts owed to you by the Company in an amount up to the full amount of the repayment due.

5.
Governing Law; Choice of Forum. The Award and the Award Documentation applicable to the Award are governed by, and subject to the laws of the state of Delaware, without regard to the conflict of law provisions, as set forth in Section 10.J of the Plan. For purposes of any action, lawsuit, or other proceedings arising out of or relating to this Award, including without limitation, to enforce the Award Documentation, the Company and you each hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any New York state court or federal court of the United States of America sitting in the State of New York, and any appellate court thereof. The Company and you agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

6.
Severability; Captions. In the event that any provision of this Award is determined to be invalid or unenforceable, in whole or in part, the remaining provisions of this Award will be unaffected thereby and will remain in full force and effect to the fullest extent permitted by law. The captions of this Award are not part of the provisions of this Award and will have no force or effect.

7.
Electronic Delivery and Acceptance. Marsh & McLennan Companies may, in its sole discretion, decide to deliver any documents related to the Award and/or your current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by Marsh & McLennan Companies or an agent appointed by Marsh & McLennan Companies.

8.
Waiver. You acknowledge that neither a waiver by Marsh & McLennan Companies of your breach of any provision of the Award Documentation nor a prior waiver by Marsh & McLennan Companies of a breach of any provision of the Award Documentation by any other participant of the Plan shall operate or be construed as a waiver of any other provision of the Award Documentation, or of any subsequent breach by you.

B.	Additional Provisions—Outside of the United States

1.
Changes to Delivery. In the event that Marsh & McLennan Companies considers that due to legal, regulatory or tax issues the normal delivery of an Award (as described in these Terms and Conditions) to a participant outside the United States would not be appropriate, then Marsh & McLennan Companies may, in its sole discretion, determine how and when the value of the Award will be delivered. Without limitation, this may include making any payments due under the Award in cash instead of shares of Common Stock or in shares of Common Stock instead of cash, in an amount equivalent to the value of the Award on the date of vesting after payment of applicable taxes and fees. If the value of an Award is to be delivered in cash instead of shares of Common Stock, Marsh & McLennan Companies may sell any shares of Common Stock distributable in respect of the Award on your behalf and use the proceeds (after payment of applicable taxes and fees) to satisfy the Award.

2.
Amendment and Modification. The Committee may modify the terms of any Award under the Plan granted to you in any manner deemed by the Committee to be necessary or appropriate in order for such Award to conform to laws, regulations, and customs of the country (other than the United States) in which you are then resident or primarily employed or were resident or primarily employed at the time of grant or during the term of the Award, or so that the value and other benefits of the Award to you, as affected by non-U.S. tax laws and other restrictions applicable as a result of your residence or employment outside of the United States, shall be comparable to the value of such an Award to an individual who is resident or primarily employed in the United States.

VII.	QUESTIONS AND ADDITIONAL INFORMATION
Please retain this document in your permanent records. If you have any questions regarding the Award Documentation or if you would like an account statement detailing the number of shares of Common Stock covered by the Award and the vesting date(s) of the Award, or any other information, please contact:
Global & Executive Compensation
Marsh & McLennan Companies, Inc.
1166 Avenue of the Americas
New York, NY 10036‑2774
United States of America
Telephone Number: +1 212 345-9722
Facsimile Number: +1 212 948-8481
Email: mmc.compensation@mmc.com

IN WITNESS WHEREOF, Marsh & McLennan Companies has caused these Terms & Conditions to be duly executed by the facsimile signature of its Senior Vice President, Chief Human Resources Officer as of the day and year first above written. By consenting to these Terms and Conditions, you agree to the following: (i) you have carefully read, fully understand and agree to all of the terms and conditions described herein and in the Award Documentation; and (ii) you understand and agree that these Terms & Conditions and the Award Documentation constitute the entire understanding between you and Marsh & McLennan Companies regarding the Award, and that any prior agreements, commitments or negotiations concerning the Award are replaced and superseded. The grant of the Award is contingent upon your acceptance of these Terms and Conditions, Country-Specific Notices and Restrictive Covenants Agreement (if applicable) by the date and in the manner specified in materials provided to you by Global & Executive Compensation and/or the Company’s stock plan service provider. If you decline the Award or you do not accept the Award and any applicable documents described in the preceding sentence by the date and in the manner specified, the Award will be cancelled as of the grant date of the Award.
/s/Laurie Ledford
Laurie Ledford
SVP, Chief Human Resources Officer